Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179 NYSE symbol: JPM www.jpmorganchase.com

JPMorgan Chase Regulatory Capital Update
New York – June 27, 2022
JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that it has completed the Federal Reserve’s 2022 Comprehensive Capital Analysis and Review (“CCAR”) stress test process. The Firm’s indicative Stress Capital Buffer (“SCB”) requirement is 4.0% (up from the current 3.2%) and the Firm’s Standardized Common Equity Tier 1 capital ratio requirement including regulatory buffers is 12.0% (up from the current 11.2%). The Federal Reserve will provide the Firm with its final SCB requirement by August 31, 2022, and that requirement will become effective on October 1, 2022 and will remain in effect until September 30, 2023.
JPMorgan Chase’s Board of Directors intends to maintain the current quarterly common stock dividend of $1.00 per share for the third quarter of 2022 in light of higher future capital requirements. The Firm’s quarterly common stock dividends are subject to approval by the Board of Directors at the customary times that those dividends are declared.
Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “The Federal Reserve’s 2022 CCAR stress test once again shows that banks are able to be a source of strength for the broader economy while withstanding extreme market shocks. We continue to maintain a fortress balance sheet including robust governance and controls, strong revenue growth and profit margins, and we remain committed to serving our clients and customers. We will continue to use our capital to invest in and grow our market-leading businesses, pay a sustainable dividend, and we will retain capital to fully satisfy our future regulatory requirements.”
JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $4.0 trillion in assets and $285.9 billion in stockholders’ equity as of March 31, 2022. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S. and globally many of the world’s most prominent corporate, institutional and government clients. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact: Mikael Grubb 212-270-2479	Media Contact: Trish Wexler 212-270-5883